SOURCE: ADZONE RESEARCH, INC.

                  ADZONE RESEARCH EXECUTES AGREEMENT FOR UP TO
                     $1,750,000 IN INSTITUTIONAL FINANCING

CALVERTON, N.Y.- May 21, 2004 -- AdZone Research, Inc. (OTCBB: ADZR), a pioneering Internet surveillance technology solutions provider, today announced that it has entered into an agreement with an institutional investor for a private placement of common stock. The initial closing was for $400,000, and resulted in the issuance of 3,457,217 shares of common stock. In addition, the investor received warrants to purchase an aggregate of 1,728,608 shares. The second closing will occur no later than June 4, 2004, for $600,000, and the last closing for $750,000, which is at the option of AdZone, shall occur within five days of the effective date of a registration statement covering this transaction. The net proceeds are to be used for acquisitions and to fund the company's ongoing growth.

The New York-based law firm of Sichenzia Ross Friedman Ference LLP represented AdZone in this transaction. "We are proud to be working with AdZone Research in helping provide access to capital needed both to effectively market its Internet surveillance technology, as well as to grow through acquisition," said David Frommer of Hartsfield Capital, a full service investment banking firm headquartered in Atlanta, which advised AdZone Research on the financing. "It's critical that the company be effectively financed to meet current and emerging opportunities to showcase its advanced technology. While timelines for defense contract awards are inevitably getting longer," Frommer continued, "our assessment is that major opportunities for the company are near at hand. Development of its commercial division will offer similar growth opportunities going forward, and we anticipate additional fundings going forward."

"Engaging Hartsfield Capital is a major turning point in our company's operating history," said Charles A. Cardona III, AdZone's Chairman & CEO. "We are privileged to announce partnering with a premier investment banker that has provided financial support and strategic guidance that has helped to drive the growth of many companies."

More details of the private placement are contained in a Form 8-K filed with the Securities and Exchange Commission.

AdZone Research is headquartered in Calverton, N. Y., in a facility that formerly housed major defense contractor Northrop Grumman Corporation. The facility was earlier used for top-secret defense research and development, and was part of the United States Navy's Naval Defense Technology Center.

Through monitoring of more than 500,000 Web sites worldwide, AdZone provides tracking and monitoring of targeted information on the Internet, with an expanded focus on global Internet analysis of security-related data transmissions. For additional information, please visit the company's Web site at www.adzoneresearch.com .

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Contact:
          AdZone Research
          Charles A. Cardona III
          631-369-1100


                                       32